Summary Translation	Exhibit 4.84

Domestic Factoring Agreement

Contract No.：04020203-2011（EFR）00029

Borrower：Shijie Kaiyuan Auto Trade Co., Ltd.

Lender：ICBC Bank Hebei Branch

Signing Date：June 16, 2011

Loan Amount：RMB36, 000,000

Length of maturity：From June 23, 2011 to June 10, 2012

Use of Loan：  Vehicle Purchases

 Loan Interest：7.572%

Date of Draft：From June 23, 2011

Withdrawal Amount：RMB36, 000,000

Payment Method：  Repayments of the loan shall be in accordance with the Transfer Schedule of Accounts Receivable attached hereto.

Repayment Date：June 10, 2012

Transfer Schedule of Accounts Receivable ：Shijie Kaiyuan Auto Trade Co., Ltd will transfer  a total amount of RMB 43,558,334 to ICBC Bank Hebei Branch on June 10, 2012.